Exhibit 99.1
CVR Energy Subsidiary Extends Crude Oil Supply Pact
SUGAR LAND, Texas (July 22, 2010) – Independent petroleum refiner Coffeyville Resources Refining & Marketing, LLC, a subsidiary of CVR Energy, Inc. (NYSE: CVI), announced today that it has agreed to extend by a year the term of its crude oil supply agreement with Vitol Inc.
Under the amended agreement, Vitol agrees to continue to provide crude oil supply and logistics intermediation on behalf of Coffeyville Resources Refining & Marketing through Dec. 31, 2012.
Founded in 1966, the Vitol Group is one of the world’s largest marketers and distributors of crude oil and petroleum products. The Vitol group of companies operates from six major offices, including one in Houston. Vitol also has interests in oil terminals and energy related assets worldwide.
About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high value transportation fuels supplied to customers through tanker trucks and pipeline terminals; a crude oil gathering system serving central Kansas, Oklahoma, eastern Colorado, western Missouri and southwest Nebraska; an asphalt and refined fuels storage and terminal business in Phillipsburg, Kan.; and through a limited partnership, an ammonia and urea ammonium nitrate fertilizer business located in Coffeyville, Kan.
For further information, please contact:

Investor Relations:	Media Relations:
Stirling Pack, Jr.	Steve Eames
CVR Energy, Inc.	CVR Energy, Inc.
281-207-3464	281-207-3550
InvestorRelations@CVREnergy.com	MediaRelations@CVREnergy.com
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